Exhibit 2


                                 STOCK PURCHASE
                             AND AMENDMENT AGREEMENT

                  STOCK PURCHASE AND AMENDMENT AGREEMENT, dated as of January 21, 2004 (the "Agreement"), between Howard E. Wille (the "Stockholder" or "Wille") and Factset Research Systems Inc., a Delaware corporation (the "Company").


                             W I T N E S S E T H:

                  WHEREAS, Wille and the Company are parties to the Registration Rights Agreement dated June 27, 1996 (the "Registration Rights Agreement"), pursuant to which Wille may, at any time and from time to time, demand that the Company register pursuant to the Securities Act of 1933, as amended, those shares of Company common stock, $.01 par value per share, ("Common Stock") held by Wille, and the Company is obligated to use all reasonable efforts to cause the prompt registration of Common Stock specified in such request;

                  WHEREAS, Wille has informed the Company he might wish to present a demand to the Company for the registration of shares of Common Stock;

                  WHEREAS, the parties hereto deem Wille to have submitted a written registration rights demand, dated as of the Closing Date (as defined herein), covering the Shares (as herein defined) pursuant to Section 1(a) of the Registration Rights Agreement;

                  WHEREAS, the parties hereto deem the Company to have exercised its right, pursuant to section 1(a) of the Registration Rights Agreement, to postpone for up to 90 days the filing of the registration statement it would otherwise be required to file pursuant to the Wille registration rights demand; and

                  WHEREAS, the Company desires to purchase, and Wille desires to sell or cause to be sold to the Company, 2,000,000 shares of Common Stock held by Wille as of the Closing Date;

                  NOW, THEREFORE, the parties, in consideration of the mutual covenants and agreements to be performed as hereinafter set forth, and for other good and sufficient consideration, the receipt of which is hereby acknowledged, agree as follows:

                  1. PURCHASE AND SALE OF SHARES.

         (a) On the Closing Date the Company shall purchase from Wille, and Wille shall sell to the Company, 2,000,000 shares of Common Stock (herein referred to as the "Shares").

         (b) The purchase price payable by the Company for the Shares shall be $34.58375 per Share or an aggregate amount of $69,167,500, in cash (the "Aggregate Purchase Price").

         (c) The closing of the purchase and sale of the Shares (the "Closing") shall take place at 10:00 AM EST on January 26, 2004 (the "Closing Date"), or at such other time as Wille and the Company may agree to in writing. At the Closing, the Company shall deliver the Aggregate Purchase Price to Wille against receipt of which Wille shall deliver the Shares to the Company. Delivery of the Aggregate Purchase Price shall be by wire transfer of immediately available funds to the account designated in writing by Wille. Delivery of the Shares shall be by transfer of a valid security entitlement to the securities account designated by the Company.

         (d) As of the Closing Date, (i) Wille shall be deemed properly and with full legal effect to have submitted a written demand for registration of the Shares, and (ii) the Company shall be deemed properly and with full legal effect to have postponed for a reasonable period of time, but not in excess of 90 calendar days from the Closing Date, the filing of the registration statement otherwise deemed to be required to be prepared and filed in accordance with the Wille demand for registration of the Shares. 2. OVER-ALLOTMENT OPTION. The Registration Rights Agreement is hereby amended, effective as of the date as of which this Agreement is being executed and delivered, by inserting the following immediately following Section (2)(k):


     Section 2(l):  Over-allotment Option.

     If the Stockholder Howard E. Wille ("Wille") shall so request, in connection with a registration demand pursuant to Section 1 hereof, the Company shall grant the underwriters of the offering to be made in respect of such registration demand the option to purchase Common Stock from its treasury or its authorized unissued shares up to the lesser of 10% of the number of shares covered by the registration demand or 300,000 shares in respect of any over-allotment option (a "Green Shoe") for such offering.

                  3. REPRESENTATIONS AND WARRANTIES

         a. Representations and Warranties by the Company. The Company represents and warrants to Wille that:

                  (i) Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted, except to the extent that the failure to be in good standing or to have such approvals would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

                  (ii) Authorization; Validity of First Amendment. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company, and no other corporate or other action on the part of the Company or its Board of Directors is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby and no vote of, or consent by, the holders of any class or series of securities issued by the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby.

                  (iii) Consents; Approvals; Violations of Contracts or Laws. The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement will not violate (i) any provision of applicable law, (ii) the certificate of incorporation or by-laws of the Company, (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole or (iv) any judgment, order or decree of any governmental body, agency or court applicable to the Company or any of its subsidiaries, except, in the cases of clauses (i), (iii) and (iv), for violations that would not reasonably be expected to have a material adverse effect on the company and its subsidiaries, taken as a whole, or the Company's ability to perform its obligations hereunder; and no consent, approval, authorization or order of, or qualification with, any governmental body or agency or other person or third party is required for the performance by the Company of its obligations under this Agreement.

         (b) Representations and Warranties by Wille. Wille represents and warrants to the Company that:

                  (i) Share Ownership. As of the Closing Date, he owns the Shares free and clear of all liens and encumbrances.

                  (ii) Authorization; Execution; Delivery. This Agreement has been duly executed and delivered by Wille, and Wille has any authorization and approval required by law to consummate the transactions contemplated hereby.

                  (iii) Consents; Approvals; Violations of Contracts or Laws. The execution and delivery by Wille of, and the performance by Wille of his obligations under, this Agreement, will not violate (i) any provision of applicable law, (ii) any agreement or other instrument binding upon him or
(iii) any judgment, order or decree of any governmental body, agency or court applicable to him, except for violations that would not reasonably be expected to have a material adverse effect on his ability to perform his obligations hereunder.

                  4. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

                  5. ENTIRE AMENDMENT; NO THIRD PARTY BENEFICIARIES. The Agreement and the Registration Rights Agreement as amended hereby (a) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior amendments and understandings, both written and oral, with respect to such matters and (b) are not intended to confer upon any person other than Wille and the Company any rights or remedies hereunder.

                  6. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future applicable law or order, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by any such illegal, invalid or unenforceable provision or by its severance herefrom.

                  7. AGREEMENT TO REMAIN IN FULL FORCE AND EFFECT. Except as amended hereby, the Registration Rights Agreement shall remain in full force and effect and is hereby ratified, adopted and confirmed in all respects. This Agreement shall be deemed to be an amendment to the Registration Rights Agreement. All references in the Registration Rights Agreement to "this Agreement", "hereunder", "hereof", "herein", or words of like import, and all references to the Registration Rights Agreement in any other agreement or document shall hereafter be deemed to refer to the Registration Rights Agreement as amended hereby.

                  8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts shall together constitute one and the same. Each counterpart may consist of a number of copies hereof and each signed by less than all, but together signed by all, of the parties.

                 [remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                  FACTSET RESEARCH SYSTEMS INC.

                                  By:      /s/ Philip A. Hadley
                                         ---------------------------------------
                                  Name:    Philip A. Hadley
                                  Title:   Chairman of the Board and
                                           Chief Executive Officer

                                  HOWARD E. WILLE

                                  By:      /s/ Howard E. Wille
                                         ---------------------------------------
                                  Name:    Howard E. Wille